[ Logo ]	Sun Life Assurance Company of Canada (U.S.) Retirement Products and Services [1-8##-###-####] P.O. Box [###] Wellesley Hills, MA [#####] or 112 Worcester St. Wellesley Hills, MA 02481	[ Product name ]
A	OWNER(S)/	Name *
PARTICIPANT(S)	Address
City	State	Zip
Date of Birth	/	/	Social Security Number	-	-	Gender	[ ] M [ ] F
*If there is a non-natural Owner, other than a trust, a Non-natural Owner Acknowledgment Form must accompany this Application.
B	ANNUITANT	[ ] Same as Owner(s)/Participant(s), or Name:
Date of Birth	/	/	Social Security Number	-	-	Gender	[ ] M [ ] F
CO-ANNUITANT	Name
(Optional)	Date of Birth	/	/	Social Security Number	-	-	Gender	[ ] M [ ] F

C	PLAN	~~-~~	Non-Qualified	~~-~~	CRT (CRT waiver must accompany this Application)
SELECTION	~~-~~	IRA	~~-~~	IRA Transfer	~~-~~	IRA Rollover
~~-~~	Roth IRA
~~-~~	403(b) Rollover/Transfer	~~-~~

403(b) Partial Transfer (By checking this box, Owner/Participant certifies that the funds transferred continue to be subject to the same or more stringent distribution restrictions as prior to the transfer.)

~~-~~	Qualified Plan - Type	Trustee

D	BENEFICIARY	Name	Social Security Number	Date of Birth	Relationship to Owner/Participant
INFORMATION	[ ] Primary	- -	/	/
[ ] Primary [ ] Contingent	- -	/	/
[ ] Primary [ ] Contingent	- -	/	/
[ ]Please check here if you are attaching additional Beneficiary information

Beneficiary designations must be consistent with your applicable retirement plan. For Non-Qualified contracts, the Contract/Certificate may be continued after the death of an Owner/Participant if the Owner/Participant's spouse is the Beneficiary; otherwise, the death benefit must be distributed. Unless specified otherwise, the death benefit will be divided equally among all Primary Beneficiaries who survive the Owner/Participant. If no Primary Beneficiary survives the Owner/Participant, the death benefit will be divided equally among any contingent Beneficiaries who survive the Owner/Participant.

E	Optional Death Benefit	(subject to state availability and age restrictions)

Optional Death Benefits may ONLY be chosen at time of application. Optional Death Benefits are offered as an enhancement to the basic Death Benefit described in the prospectus. If an optional death benefit is not elected, the basic Death Benefit will be paid to the beneficiary upon the death of an Owner/Participant. Optional Death Benefits cannot be chosen if an Owner/Participant is age 80 or older at the time of application. Once elected this option may not be changed.

Select only one
[ ]	Maximum Anniversary Account Value Benefit (MAV)
[ ]	5% Minimum Guarantee Benefit (5% MG)
[ ]	Earnings Enhancement Rider (EEB) Premier
[ ]	Earnings Enhancement Rider (EEB) Premier with MAV
[ ]	Earnings Enhancement Rider (EEB) Premier with 5% MG
[ ]	Earnings Enhancement Rider (EEB) Premier Plus

F	SPECIAL	(Transfer Company Information; Additional Beneficiaries; Annuity Commencement Date; Annuity Option election, etc.)
INSTRUCTIONS

G	REPLACEMENT	Will this Contract/Certificate replace or change any existing life insurance or annuity in this or any other company? [ ] Yes [ ] No
If yes, please explain in Section F, Special Instructions and request replacement information from your Registered Representative.
H	PURCHASE	Please indicate how you would like your Purchase Payment allocated and use whole percentages. Your allocations should
PAYMENT	Total 100%. This allocation will be used for future investments, unless otherwise specified.
ALLOCATION
Initial Purchase Payment	$	Minimum initial purchase payment $10,000.
Make check payable to Sun Life of Canada (U.S.).	(Please estimate dollar amount for 1035 exchanges, transfers, rollovers, etc.)
PLEASE COMPLETE REVERSE SIDE
Sub-Accounts
[	P	_______%	Apply 60-Day Rate Hold
r	N	_______%	[ ] Yes [ ] No
o	a	_______%	Estimated Dollar Amount
d	m	_______%	$
u	e]	_______%	Note: A Rate Hold is irrevocable and
c	_______%	is only available for 1035 Exchanges
t	_______%	and direct trustee-to-trustee transfers.
I.	ACCEPTANCE

I hereby represent that my answers to the questions on this Application are correct and true to the best of my knowledge and belief. All payments and values provided by the Contract/Certificate when based on the investment experience of the variable account are variable and not guaranteed as to dollar amount. Payments and values based on the fixed account are subject to a market value adjustment formula, the operation of which may result in upward and downward adjustments in amounts payable. I have read the applicable fraud warning for my state listed below. I acknowledge receipt of current product and fund prospectuses.

Owner/Participant Signature(s)	Date

Signed at	City	State
J.	REGISTERED	Will this Contract/Certificate replace or change any existing life insurance or annuity in this or any other company? [ ] Yes [ ] No
REPRESENTATIVE	If Yes, please explain in Section F, Special Instructions and complete replacement forms where applicable.
Registered Representative's Signature	Registered Representative's Name (print)
Broker/Dealer	Branch Office Address
Telephone Number	City	State	Zip
Broker/Dealer Account #
[ ]	Option B	[ ]	Option C
FRAUD WARNINGS
For applicants in: Arkansas, Kentucky, Maine, New Mexico, Ohio, Oklahoma, Pennsylvania and Tennessee:

Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals, for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

For applicants in New Jersey:
Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.
For applicants in the District of Columbia

"WARNING: It is a crime to provide false or misleading information to an insurer for purposes of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. It addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant."

For applicants in Colorado:

It in unlawful to knowingly provide false, incomplete, or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance, and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete, or misleading facts or information to a policy holder or claimant with regard to a settlement or award payable from insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory Agencies.

For applicants in Florida:

Any person who knowingly and with intent to injure, defraud, or deceive any insurer files a statement of claim or an application containing any false, incomplete, or misleading information is guilty of a felony of the third degree.

Agent's Florida License ID Number: